                                                                   EXHIBIT 10.24



                         SOFTWARE DEVELOPMENT AGREEMENT
                                     BETWEEN
                                 TEIJIN LIMITED
                     AND MOLECULAR SIMULATIONS INCORPORATED


         THIS AGREEMENT is made as of September 6, 1993 by and between Teijin Limited, a corporation organized and existing under the laws of the country of Japan with its principal offices at 6-7, Minamihonmachi 1-chome, Chuo-ku, Osaka 541, Japan (hereinafter "Teijin") and Molecular Simulations Incorporated, a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 16 New England Executive Park, Burlington, MA 01803-5297 (hereinafter "MSI").

                                   WITNESSETH

         WHEREAS, MSI and Teijin have entered into the following agreements:
Joint Venture Agreement, Common Stock Purchase Agreement and Corporate License Agreement, all dated February 14, 1992, and Research and Development Agreement dated February 23, 1993;

         WHEREAS, pursuant to the Joint Venture Agreement, MSI and Teijin Molecular Simulations Incorporated ("TMSI") have entered into a Distributorship Agreement relating to the exclusive distribution of MSI's software products in Japan; and

         WHEREAS, MSI and Teijin wish to cooperate further, including Teijin's funding of the development of MSI's computer software products;

         NOW THEREFORE, in consideration of the foregoing, MSI and Teijin do hereby mutually covenant and agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings specified below:

         1.1 NET SOFTWARE MARGIN. The proceeds that MSI actually recognizes when MSI grants end-users the right to use MSI's Software Products or grants distributors the right to sublicense MSI's Software Products, after deducting:
(a) amounts payable by MSI to its licensors and other parties with respect to licenses of the Software Products; (b) trade or quantity discounts allowed and taken, including advertising allowances and marketing fees or commissions paid to third parties; (c) actual credits or refunds on account of any returns of the Software Products; (d) any insurance, shipping or other out-of-pocket expense that may be incurred in connection with delivery, to the extent such charges are separately stated on contracts, invoices or other licensing documents; (e) any excise, sales, value-added, property, use and foreign withholding taxes (but not MSI's income taxes); and (f) import and export duties, taxes and surcharges. For purposes of this Agreement, "Net Software Margin" expressly excludes proceeds from: maintenance and support of Software Products; the provision of training, contract research and consulting services; porting or other development of Software Products; joint marketing activities; and other computer hardware or software vendors for serving as an OEM or finder. For purposes of this definition, the above calculations shall be determined on a consolidated basis according to generally accepted accounting principles, consistently applied, including for this purpose MSI and its subsidiaries which are at least majority-owned by MSI (for example, TMSI would not be included).

         1.2 NEW PRODUCTS. The following new computational chemistry and molecular graphics software programs (including related user documentation) that are being developed by MSI: Chemistry Backplane (including the Unified Materials Product), and programs that will perform various applications in conjunction with or as part of the Chemistry Backplane.

         1.3 SOFTWARE PRODUCTS. All of the computational chemistry and molecular graphics software programs (including related user documentation) that MSI markets and distributes commercially, including the New Products after they are commercially released. Software Products do not include computer hardware and related software and peripherals (for example, operating system software and compilers) sold by MSI.

2.       SOFTWARE DEVELOPMENT

         2.1 MSI's current product development plans, including plans for the New Products, are described in the attached Appendix A. MSI agrees to use its best efforts to develop the New Products in accordance with the plans set forth in Appendix A. The staffing for the development of the New Products, including the selection and use of MSI employees and third-party consultants, will be as deemed commercially appropriate by MSI.

3.       FUNDING OF DEVELOPMENT

         3.1 Teijin agrees to fund MSI's development of the New Products in the amount of three million U.S. Dollars ($3,000,000), to be paid as follows:

         (a) Two million U.S. Dollars ($2,000,000) on the Effective Date (as defined in Section 8.1) of this Agreement; and

         (b) One million U.S. Dollars ($1,000,000) within three (3) weeks after receipt by TMSI of MSI's first customer shipment of MSI's Unified Materials Product. MSI estimates that its first customer shipment of the Unified Materials Product will occur on or about December 31, 1993.

These amounts (hereinafter referred to as the "Development Funds") shall be paid to MSI by wire transfer to an account designated by MSI. The Development Funds will be expended by MSI as it deems appropriate to achieve substantially the development objectives set forth in Appendix A.

4.       REPAYMENT

         4.1 RATE. MSI agrees to repay Teijin at the rate of four percent (4%) of MSI's Net Software Margin (the "Repayment"). MSI's obligation to pay the Repayment will continue to accrue until the first to occur of: (a) December 31, 1998, or (b) the date on which aggregate Repayments payable by MSI to Teijin under this Agreement are sufficient to repay the Development Funds and provide an internal rate of return (IRR) to Teijin equal to ten percent (10%) (i.e., the discounted value of the Repayments equals the discounted value of the Development Funds using a discount rate of 10%).

         4.2 MINIMUM PAYMENTS. Until MSI has paid Teijin aggregate Repayments under this Agreement equal to at least the amount of Development Funds paid by Teijin to MSI pursuant to Section 3.1 above, MSI agrees to pay Teijin cumulative minimum Repayments as set forth below:

           Calendar Year                  Cumulative Minimum Repayments
           -------------                  -----------------------------
                1994                                      $  400,000
                1995                                      $1,000,000
                1996                                      $1,600,000
                1997                                      $2,300,000
                1998                                      $3,000,000

         4.3 PAYMENT. The obligation to pay the Repayments will accrue with respect to Net Software Margin recognized by MSI beginning on January 1, 1994. MSI will pay the accrued Repayments to Teijin in annual installments within ninety (90) days after the end of MSI's fiscal year during which the Repayments were earned. The Repayments shall be made by wire transfer to an account designated by Teijin and shall be paid in U.S Dollars. If paid and earned Repayments through a given calendar year do not equal or exceed the minimum required by Section 4.2, MSI shall include with its payment for such year the balance of such minimum amount required. From and after the date of any default of any payment due hereunder, until such default is cured, interest shall accrue at the rate of 0.833% per month on such unpaid amounts.

         4.4 TAXES. All taxes imposed upon or with respect to the Repayments shall be the responsibility of Teijin. United States income tax may be withheld by MSI from the Repayments if required by United States law. MSI shall promptly provide Teijin with copies of tax receipts or other documents evidencing that withheld taxes have been paid to the United States tax authorities.

         4.5 REDUCTION OF REPAYMENTS. In the event MSI does not receive from Teijin the amount set forth in Section 3.1(b), the 4% Repayment rate specified in Section 4.1 and the minimum annual Repayment amounts specified in Section 4.2 shall automatically be reduced by multiplying such rate and all such amounts by sixty-six and two-thirds percent (66-2/3%).

5.       OWNERSHIP OF PROPRIETARY RIGHTS

         5.1 MSI OWNERSHIP OF SOFTWARE PRODUCTS. As between Teijin and MSI, MSI shall have and retain all rights, title, and interest in and to and ownership of all copyrights, trademarks, trade secrets, patent rights, mask works and all other industrial and intellectual property relating to the Software Products and the New Products, including any improvements, updates, enhancements or modifications to the Software Products or New Products, and including any and all documentation, data and technical information created by or for MSI that relates to the Software Products or New Products.

         5.2 FURTHER ASSURANCES. Upon the request of MSI, Teijin agrees to execute all documents and instruments reasonably required by MSI to give effect to Section 5.1 above.

6.       RECORDS; REPORTING

         6.1 SOFTWARE DEVELOPMENT. MSI will keep adequate written records of its development activities with respect to the New Products. Such records will be available for inspection by Teijin at MSI's offices during normal business hours, provided Teijin gives MSI reasonable advance notice of inspection. In addition, MSI will provide Teijin with a monthly written report of MSI's development activities, which will make appropriate reference to Appendix A, including MSI's progress in achieving its development objectives and any modifications to the development plans made in MSI's reasonable commercial judgment. MSI agrees to notify Teijin promptly of any material changes to MSI's development plans.

         6.2 REPAYMENTS. With each Repayment, MSI will submit to Teijin written statements that are sufficient to determine the basis on which the Repayment amount was calculated. In addition, within sixty (60) days after each of MSI's first three fiscal quarters during each year in which Repayments are earned, MSI will provide Teijin with a written statement that is sufficient to determine the amount of Repayments earned for such fiscal quarter. All books of account and records of MSI shall be kept available for at least three (3) years after the applicable reporting period. Teijin shall have the right, at Teijin's expense, to have an independent certified public accountant, selected by Teijin and reasonably acceptable to MSI, examine such books and records for the purpose of verifying the Repayments required under this Agreement; provided that any such examination is made upon reasonable advance notice, during normal business hours and not more than once per year. Such accountant shall enter into a confidentiality agreement with MSI. If the examination of MSI's records indicates an underpayment of five percent (5 %) or more of the amount that should have been paid for any twelve month period examined, MSI shall pay Teijin auditing fees and expenses for said audit in addition to any other payment due.

7.       SOURCE CODE ESCROW

         7.1 Escrow Agreement. Within thirty (30) days after the execution of this Agreement, MSI and Teijin shall enter into a Source Code Escrow Agreement, substantially in the form of Appendix B (the "Escrow Agreement"), with Data Securities International, Inc. or other mutually acceptable escrow agent.

         7.2 Restriction on Use of Source Materials by Teijin; Title to Source Materials. All right, title and interest in and ownership of the Source Materials (as defined in the Escrow Agreement) shall remain with MSI. Teijin agrees to protect and maintain the Source Materials in the strictest confidence and will not distribute, disclose or otherwise make available the Source Materials directly or indirectly to any third party, and will not use the Source Materials, except as permitted by this Agreement. MSI hereby grants to Teijin, upon release of a copy of the Source Materials to Teijin in accordance with the terms of the Escrow Agreement, the non-exclusive, non-transferable right to use the Source Materials solely for purposes of (a) completing development of the New Products, and (b) permitting Teijin to exercise the same marketing and distribution rights with respect to the New Products as TMSI has pursuant to the terms of that certain Distributorship Agreement dated April 1, 1992 between MSI and TMSI, as such Distributorship Agreement is then in effect. Teijin and MSI agree that such exercise of marketing and distribution rights by Teijin with respect to the New Products will be subject to: (i) the written consent of TMSI to assignment of its rights under the Distributorship Agreement in the circumstances described in the Escrow Agreement, which consent Teijin and MSI agree to use their respective best efforts to obtain as soon as possible after execution of the Escrow Agreement, and (ii) Teijin being bound by and fulfilling the same obligations as TMSI under the Distributorship Agreement. The parties acknowledge and agree that the rights granted hereunder constitute a license of intellectual property within the meaning of 11 United States Code Section 365(n).

8.       EFFECTIVE DATE; TERM AND TERMINATION

         8.1 EFFECTIVE DATE. This Agreement shall become effective on the later to occur of: (i) the date of execution of this Agreement by the parties, or (ii) the date on which Japanese governmental clearance (whether in the form of an approval, notification or otherwise) is obtained with respect to Japanese foreign exchange and trade control regulations (the "Effective Date"). Teijin will use its best efforts to obtain any required Japanese governmental clearance and will provide MSI with prompt written notice of the receipt thereof.

         8.2 TERM. This Agreement shall commence on the Effective Date and shall remain in full force and effect until the date of completion of repayment required by Section 4 of this Agreement.

         8.3 TERMINATION OF AGREEMENT. Either party may, in addition and without prejudice to any other rights or remedies, terminate this Agreement immediately upon written notice to the other party if the other party commits any material breach of any of the terms of this Agreement which, in the case of a breach capable of remedy, shall not have been remedied within sixty (60) days of the receipt by the party in default of notice specifying the breach and requiring its remedy.

         8.4 EFFECT OF TERMINATION. Except as provided in this Section 8.4 or in
Section 10.7 below, upon termination or expiration of this Agreement all obligations of the parties shall cease. Termination or expiration of this Agreement shall not affect any other rights or obligations of either party that may have accrued up to the date of such termination or expiration, including MSI's obligation to Teijin to make Repayments that have accrued through the date of such termination or expiration.

9.       WARRANTY; LIMITATIONS

         9.1 MSI represents that it will use its best efforts to develop the New Products in accordance with its development plans. MSI makes no representations or warranties, express or implied, as to whether MSI will be successful in completing development of the New Products according to its plans. In no event shall MSI be liable for any special, incidental, or consequential damages, including, but not limited to, lost profits, loss of goodwill, or business disruption.

10.      GENERAL TERMS

         10.1 PROVISIONS INCORPORATED BY REFERENCE. MSI and Teijin hereby incorporate by reference into this Agreement the provisions of Section 7.1 (Nondisclosure and Non-Use), 7.2 (Governing Law; Official Language) and 7.3 (Dispute Resolution) of the Corporate License Agreement dated February 14, 1992 between MSI and Teijin, with the intent that such provisions shall apply in and to this Agreement (a) with the same effect that they apply in and to such Corporate License Agreement, and (b) regardless of whether such Corporate License Agreement terminates prior to this Agreement.

         10.2 NOTICE. All notices concerning this Agreement shall be written in the English language and shall be deemed to have been received (a) ten (10) days after being properly airmailed, postage prepaid, (b) three (3) business days after being properly sent by commercial


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

overnight courier, or (c) two (2) business days after being transmitted by confirmed telecopy, in each case addressed to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice):

         if to MSI, to:                         if to Teijin, to:

         Molecular Simulations Incorporated     Teijin Limited
         16 New England Executive Park          Information Systems Development
         Burlington, MA  01803-5297             Department
         U.S.A.                                 Iino Building
         Attention:  Michael J. Savage          1-1, Uchisaiwai-cho, 2-chome
                                                Chiyoda-ku, Tokyo 100
                                                Japan
                                                Attention: Takehisa Tokunaga

         10.3 SEVERABILITY AND WAIVER. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect. Any waiver (express or implied) by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

         10.4 ENTIRE AGREEMENT. This Agreement, together with the Appendices attached hereto and the provisions of the Corporate License Agreement incorporated by reference herein, constitutes the entire, final, complete and exclusive agreement between the parties hereto and supersedes all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party hereto.

         10.5 NONASSIGNABILITY AND BINDING EFFECT. Except (a) as expressly permitted in this Agreement, and (b) in connection with the sale of all or substantially all of MSI's assets, or its business (by merger or otherwise), or any similar transfer by MSI, any attempted assignment of the rights or delegation of the obligations of either party under this Agreement shall be void without the prior written consent of the non-assigning or non-delegating party. In the case of any permitted assignment or transfer of or under this Agreement, this Agreement or the relevant provisions shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and assigns of each of the parties hereto.

         10.6 FORCE MAJEURE. Neither party shall be liable to the other for its failure to perform any of its obligations under this Agreement or any Appendix, except for payment obligations, during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including but not limited to fire, flood, earthquake, acts of God, labor or materials trouble or shortage, riots, war, acts or requirements of the government in any state or applicable jurisdiction, provided that the party experiencing the delay promptly notifies the other of the delay.

         10.7 SURVIVAL. The provisions of Sections 5, 6.2 and 10.1 shall survive the termination of this Agreement. In the event this Agreement is terminated by Teijin because of MSI's material breach as provided in Section 8.3, Section 7.2 shall survive such termination.

         10.8 COUNTERPARTS. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

         10.9 AUTHORITY TO ENTER INTO AND EXECUTE AGREEMENT. Both parties represent and warrant to each other that they have the right and lawful authority to enter into this Agreement for the purposes herein; that they have taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement; and that this Agreement does not conflict with any agreement, instrument or other obligation by which they are bound.

         10.10 INDEPENDENT CONTRACTOR STATUS. For purposes of this Agreement, MSI shall be deemed to be an independent contractor and not Teijin's agent or employee. No employer-employee or agency relationship shall be created between Teijin and any individual associated with MSI by reason of this Agreement. Neither party shall have any authority to make any statements, representations or commitments of any kind, or to take any action, that shall be binding on the other party, except as otherwise mutually agreed in writing by authorized representatives of the parties.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date and year first set forth above.


TEIJIN LIMITED                               MOLECULAR SIMULATIONS INC.


By: /s/ [signature illegible]                  By: /s/ Michael J. Savage
    ----------------------------------           -------------------------------

Title: Managing Director                     Title: President and CEO
       -------------------------------              ----------------------------

                                   APPENDIX A

                        MOLECULAR SIMULATIONS R&D PLANS

                                   APPENDIX B

                          SOURCE CODE ESCROW AGREEMENT

This Source Code Escrow Agreement is effective this _____ day of __________ 1993, by and among Data Securities International, Inc. ("DSII"), a Delaware corporation, Molecular Simulations Incorporated ("MSI"), a Delaware corporation, and Teijin Limited ("Teijin"), a corporation organized under the laws of Japan.

WHEREAS, MSI has deposited or will deposit with DSII certain proprietary data of MSI for retention and controlled access under the conditions specified in this Agreement;

WHEREAS, this Agreement is being entered into pursuant to a Software Development Agreement dated September ___, 1993 between MSI and Teijin (the "Software Development Agreement"), and MSI and Teijin desire this Agreement to be supplementary to the licensed rights under Section 7.2 of the Software Development Agreement pursuant to 11 United States Code Section 365(n);

NOW THEREFORE, in consideration of the foregoing, the parties agree as follows:

1. Deposit Account. Promptly after the execution and delivery of this Agreement and the payment of the first year escrow fee to DSII by MSI, DSII shall open a deposit account ("Deposit Account") for the benefit of MSI and Teijin, and MSI shall make an initial deposit of Source Materials to DSII for retention and administration in the Deposit Account. From time to time as development work proceeds under the Software Development Agreement, MSI shall deposit additional Source Materials with DSII. With each deposit of Source Materials, MSI will submit a completed, signed document to DSII and Teijin describing the Source Materials being deposited.

2. DSII Obligations of Confidentiality. DSII agrees to establish a locked receptacle in which it shall place the Source Materials and shall put the receptacle under the administration of one or more of its officers, selected by DSII, whose identity shall be available to MSI at all times. DSII shall exercise a professional level of care in carrying out the terms of this Agreement. DSII acknowledges MSI's assertion that the Source Materials shall contain proprietary data and that DSII has an obligation to preserve and protect the confidentiality of the Source Materials. Except as provided for in the Agreement, DSII agrees that DSII shall not divulge, disclose, make available to third parties, or make any use whatsoever of the Source Materials.

3. Filing for Release of Source Materials by Teijin. Upon written notice to DSII by Teijin of the occurrence of any Release Condition (as defined in Section 5) and payment of the release request fee, DSII shall notify MSI by certified mail or commercial express mail service with a copy of the notice from Teijin. If MSI provides DSII with a Contrary Instruction (as defined below) within thirty (30) days, DSII shall not deliver a copy of the Source Materials to Teijin.
"Contrary Instruction" is a notice to DSII stating that MSI disputes the occurrence of a Release Condition. DSII shall send a copy of any Contrary Instruction to Teijin by certified mail or commercial express mail service, and DSII shall notify both MSI and Teijin that there is a dispute to be resolved. Any dispute between MSI and Teijin will be resolved as provided in Section 7.3 (Dispute Resolution) of the Corporate License Agreement dated February 14, 1992 between MSI and Teijin.

4. Release of Deposit Copy Upon No Contrary Instruction. In the event DSII does not receive a Contrary Instruction within the thirty (30) day period described in Section 3 above, DSII shall deliver one copy of the Source Materials to Teijin, provided that Teijin has submitted to DSII all of the following: (a) written demand that one copy of the Source Materials be released and delivered to Teijin; (b) written undertaking that the copy of the Source Materials being released to Teijin will be used only as permitted under the Software Development Agreement; and (c) specific delivery instructions along with payment for required copying and delivery charges.

5. Release Conditions. The Release Conditions are (i) that Teijin has terminated the Software Development Agreement because of MSI's material breach as provided in Section 8.3 of the Software Development Agreement; or (ii) that MSI has ceased operation of its business, as evidenced by one or more of the following:
(a) the filing by MSI of a petition under Chapter VII of the United States Bankruptcy Code; (b) the filing of an involuntary petition under Chapter VII of the United States Bankruptcy Code against MSI, which petition is not dismissed within sixty (60) days after filing; (c) the making of an assignment for the benefit of MSI's creditors; or (d) the liquidation or dissolution of MSI; provided, however, that a merger or consolidation of MSI with or into another entity, or the sale of all or any part of MSI's assets, shall not be deemed to be a liquidation or dissolution of MSI if such other entity or the purchaser of MSI's assets agrees to assume and fully perform all of MSI's obligations under the Software Development Agreement and this Agreement. MSI agrees to provide Teijin with prompt notice of any occurrence of the events described in this
Section 5(ii).

6. Source Materials. As used in this Agreement, "Source Materials" means all human- readable source code and support documentation owned by MSI, including programmer's notes, flow charts, diagrams, instructional manuals, program listings and engineering data, which are necessary or useful for understanding, operation and reproduction of the New Products (as defined in the Software Development Agreement).

7. Title to Source Materials. All right, title and interest in and ownership of the Source Materials shall remain with MSI.

8. Disposition of Source Materials after Termination of Agreement. Upon termination of this Agreement, if MSI requests the return of the Source Materials, DSII shall return the Source Materials to MSI after all outstanding invoices and any applicable return fees are paid. If the fees are not received by the expiration date of this Agreement, DSII may destroy the Source Materials.

9. Term of Agreement. Subject to DSII's termination rights under Section 13 below, this Agreement will remain in effect until MSI has made Repayments to Teijin under Section 4 of the Software Development Agreement. This Agreement will also automatically terminate upon a proper release of a copy of the Source Materials pursuant to Section 4 above or upon termination of the Software Development Agreement by MSI because of Teijin's material breach as provided in
Section 8.3 of the Software Development Agreement. This Agreement may also be terminated by delivery to DSII of written notice of termination signed by MSI and Teijin.

10. Notices of Deposits to Teijin. DSII shall notify Teijin in writing of DSII's receipt of MSI's initial deposit of Source Materials and any subsequent deposit of Source Materials.

11. Account History. DSII agrees to keep records of the activities undertaken pursuant to this Agreement. DSII shall issue an account history to MSI or Teijin upon such party's written request, but not more than once per year.

12. Indemnification. MSI and Teijin agree to defend and indemnify DSII and hold DSII harmless from and against any and all claims, actions and suits, whether in contract or in tort, and from and against any and all liabilities, losses, damages, costs, charges, penalties, reasonable attorneys' fees, and other expenses of any nature (including, without limitation, settlement costs) incurred by DSII as a result of performance of this Agreement, except in the event of a judgment which specifies that DSII acted with gross negligence or willful misconduct.

13. Fees. MSI shall pay all fees required by DSII pursuant to this Agreement as set forth in the attached fee schedule. In the event such fees are not paid within thirty (30) days after written notice from DSII to MSI that such payments are due, DSII shall provide written notice of MSI's non-payment to Teijin, who may pay such fees on MSI's behalf. If invoiced fees are not paid by MSI or Teijin within sixty (60) days of the date of invoice, DSII may terminate this Agreement.

14. Notices and Communications. Notices and invoices (if appropriate) shall be sent to the parties at the address set forth below:


if to MSI, to:                                  if to Teijin, to:                               if to DSII, to:
Molecular Simulations Incorporated              Teijin Limited                                  Data Securities International, Inc.
16 New England Executive Park                   Information Systems                             49 Stevenson Street, Suite 550
Burlington, MA  01803-5297                      Development Department                          San Francisco, CA  94105
Attention:  Michael J. Savage                   Iino Building                                   Attention:__________________________
                                                1-1, Uchisaiwai-cho, 2-chome
                                                Chiyoda-ku, Tokyo 100
                                                Japan
                                                Attention:  Takehisa Tokunaga




15. Nonassignability and Binding Effect. Except in connection with the sale of all or substantially all of MSI's assets, or its business (by merger or otherwise), or any similar transfer by MSI, any attempted assignment of the rights or delegation of the obligations of the parties under this Agreement shall be void without the prior written consent of the non-assigning or non-delegating parties. In the case of any permitted assignment or transfer of or under this Agreement, this Agreement or the relevant provisions shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and assigns of each of the parties hereto.

16. General. DSII may act in reliance upon any instruction, instrument, or signature believed to be genuine and may assume that any employee giving any written notice, request, advice or instruction in connection with or relating to this Agreement has apparent authority and has been duly authorized to do so. DSII is not responsible for failure to fulfill its obligations under this Agreement due to causes beyond DSII's reasonable control. This Agreement is to be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, and supersedes all previous communications, representations, understandings, and agreements, either oral or written, between the parties. If any provision of this Agreement is held by any court to be invalid or unenforceable, that provision will be severed from this Agreement and any remaining provisions will continue in full force.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date and year first set forth above.


MOLECULAR SIMULATIONS INC.                  TEIJIN LIMITED

By:__________________________________       By:_________________________________

Name:________________________________       Name:_______________________________

Title:_______________________________       Title:______________________________


DATA SECURITIES INTERNATIONAL, INC.

By:__________________________________

Name:________________________________

Title:_______________________________